Exhibit 99.1

Boston Scientific Announces 2020 Annual Meeting of Stockholders

Will Be Conducted In Virtual Format

MARLBOROUGH, Mass., April 10, 2020 – Boston Scientific Corporation (NYSE: BSX) today announced that its Annual Meeting of Stockholders (the “Annual Meeting”) will be held exclusively in a virtual meeting format at the previously announced date and time of May 7, 2020 at 8:00 a.m. Eastern Time.  In response to the public health impact of the coronavirus outbreak (COVID-19), in accordance with orders issued by the Governor of the Commonwealth of Massachusetts limiting public gatherings and to support the health and well-being of our stockholders, employees, directors and other participants, the Annual Meeting will be conducted via live audio webcast. Stockholders will not be able to attend the Annual Meeting in person.

As described in the previously distributed proxy materials for the Annual Meeting, only stockholders at the close of business on March 13, 2020 are entitled to participate in the Annual Meeting. Stockholders will be admitted to the virtual Annual Meeting at https://www.virtualshareholdermeeting.com/BSX2020 by entering the 16-digit control number that can be found on their proxy card, voting instruction form or notice. Stockholders will have the opportunity to vote their shares during the Annual Meeting by following the instructions available on the meeting website during the Annual Meeting. Stockholders will also be provided an opportunity to ask questions at the Annual Meeting using the instructions provided on the meeting website.

The Company encourages eligible stockholders to vote on the proposals prior to the Annual Meeting using the instructions provided in the previously distributed proxy statement. The proxy card included with the proxy materials previously distributed may continue to be used to vote shares in connection with the Annual Meeting.

About Boston Scientific

Boston Scientific transforms lives through innovative medical solutions that improve the health of patients around the world. As a global medical technology leader for 40 years, we advance science for life by providing a broad range of high performance solutions that address unmet patient needs and reduce the cost of healthcare. For more information, visit www.bostonscientific.com and connect on Twitter and Facebook.

CONTACTS:

Media:

Kate Haranis
Media Relations
(508) 683-6585
Kate.Haranis@bsci.com

Susie Lisa, CFA
Investor Relations
(508) 683-5565 (office)
BSXInvestorRelations@bsci.com